Exhibit 99.1

Press Release	GB&T BANCSHARES, INC. (NASDAQ — GBTB)

GB&T Bancshares Reports Second Quarter EPS of $0.22

Company Release - 07/25/2007 23:59

GAINESVILLE, Ga., July 25, 2007 (PRIME NEWSWIRE) — GB&T Bancshares, Inc. (Nasdaq:GBTB), a multi-bank holding company operating seven community banks in fast-growing markets surrounding metropolitan Atlanta, reported second quarter 2007 net income of $3.1 million, or $0.22 per diluted share, a decline of 21.5 percent from net income of $4.0 million, or $0.28 per diluted share, reported for the 2006 second quarter. Compared with the first quarter of 2007, net income and diluted earnings per share declined 16.4 and 15.4 percent, respectively. For the first six months of 2007, GB&T Bancshares reported net income of $6.8 million, or $0.47 per diluted share, compared with $7.2 million, or $0.53 per share, a decline of 5.8 percent and 11.3 percent, respectively, from the comparable period in 2006. 2007 results reflect solid loan growth year over year, offset by further deterioration in credit quality, which has affected virtually all aspects of GB&T’s performance. Earnings per share further reflect an increase of 2.5 percent and 5.9 percent, respectively, in weighted average diluted shares for the second quarter and the six month earnings comparisons, primarily resulting from the issuance of 1.1 million shares of GB&T’s common stock in connection with the acquisition of Mountain Bancshares, Inc. in the second quarter of 2006.

Richard A. Hunt, President and CEO of GB&T Bancshares, commented, “I am not pleased with our performance but there were no major surprises. In the second quarter we incurred approximately $1.0 million in reversal of interest income on nonaccrual loans, $186,000 in professional fees and a $294,000 loss on the sale of a piece of other real estate for a total after-tax negative impact of $947,000 or $.07 per diluted share. It has been five months now since the problem loans at HomeTown Bank were discovered, and we have accomplished a lot during this time. Even before the HomeTown events became known to us, we had hired Sid Sims to be our new Chief Credit Officer, and Sid had begun the process of strengthening our credit controls. We have since engaged Sheshunoff Management Services to evaluate our controls while Sid has continued his due diligence.

“We had already begun identifying and remediating the weaknesses in our internal controls and work processes. But after the HomeTown Bank experience, we accelerated our efforts. We have since tightened internal controls, implemented more stringent credit administration policies, and centralized our loan approval and documentation processes. “On a more positive note,” Mr. Hunt continued, “loan growth continues to be solid, although the pace of construction lending has slowed this year. Our expense control, in light of our lower revenues, has been exceptional, and our capital position is strong. We have also appointed a new president for HomeTown Bank, Mr. James I. Owens, Jr., who has had considerable credit administration experience as well as other bank leadership positions, primarily at AmSouth/Regions Bank. We still have a great deal to accomplish before we can rest, but we believe, and the Sheshunoff study confirms, that we have made significant progress.”

At a meeting held on July 16, 2007, the board of directors of GB&T Bancshares declared a third quarter cash dividend of $0.095 per share on the Company’s common stock, an increase of 5.6 percent over the prior-year quarter. The dividend is payable on August 10, 2007, to stockholders of record at the close of business on July 27, 2007.

Income Statement

Total revenue, defined as net interest income on a fully tax-equivalent basis plus noninterest income, was $19.7 million for the current quarter, a decline of 1.3 percent from $20.0 million reported in the second quarter of 2006. Net interest income was $17.0 million, down 2.4 percent from the $17.4 million reported for the prior-year second quarter, reflecting 10.8 percent growth in average earning assets, offset by a 53 basis point decline in the net interest margin, to 3.90 percent. Comparing the results of the second quarter against the first quarter of 2007, net interest income decreased $765,000, or 4.3 percent, from $17.7 million due to a 29 basis point drop in net interest margin, which offset the 1.6 percent (6.6 percent annualized) increase in average earning assets. Mr. Hunt added, “We lost approximately $1.8 million, including $1.0 million in the second quarter, in interest income on nonaccrual loans year-to-date, which has had a significant impact on our margin. Had we been able to recognize this amount in its entirety, our six-month net interest margin would have been 4.17 percent, or 13 basis points higher than we reported.”

Other income for the second quarter of 2007 was $2.8 million, an increase of 6.4 percent compared with $2.6 million reported for the second quarter of 2006, and an increase of 0.8 percent from the first quarter of 2007. Service charges on deposit accounts continue to account for the majority of other income, increasing by $153,000 or 9.5 percent from the second quarter of 2006, and $271,000, or 18.2 percent, from the first quarter of 2007. Partially offsetting the growth in service charges is the $80,000, or 13.0 percent, year over year decline in mortgage origination fees, which were $536,000 for the current quarter; compared with the first quarter of this year, mortgage origination fees were lower by $178,000, or 24.9 percent, reflecting the slowdown in the local housing market. Mr. Hunt commented, “Although the slowing housing market is dampening mortgage origination volume, I am encouraged with the early progress of our new residential mortgage subsidiary with the addition of several new mortgage originators. As anticipated, even after one month of operation, we are seeing a larger percentage of origination fees translating to bottom line net income.”

Other expense for the second quarter of 2007 increased $1.5 million, or 12.2 percent, to $14.1 million compared with the second quarter of 2006; expenses for the linked quarter increased a modest $251,000, or 1.8 percent from the first quarter of 2007. Salaries and employee benefits grew $701,000, or 9.4 percent, compared to the second quarter of 2006 and accounted for 45.6 percent of the year over year increase in other expense, reflecting the addition of 24 FTE employees over the past twelve months to 499 as management strengthened internal controls and began its mortgage banking activities. Relative to the first quarter of 2007, salaries and employee benefits expense decreased $76,000, or 0.9 percent, as management reduced headcount by six FTE employees from the previous quarter. Other operating expenses grew $694,000, or 20.4 percent, for the second quarter of 2007 as compared to the second quarter of 2006, and $378,000 or 10.2 percent compared with the first quarter of 2007; these charges include professional fees of $186,000 for the second quarter and $17,000 for the first quarter that were paid to lawyers and consultants related to the resolution of GB&T’s problem loan portfolio. Also included in other operating expenses, was a $294,000 loss on sale of other real estate. The efficiency ratio was 70.9 percent for the second quarter of 2007 compared with 62.0 percent for the prior-year second quarter, and 67.0 percent for the previous quarter, primarily reflecting a lower level of net interest income for the 2007 quarters. Adjusting for lost income and the additional expenses related to the loan problems, the second quarter efficiency ratio would have been 67.15 percent, and for the first quarter, 65.13 percent.

Balance Sheet

Total assets were $2.0 billion at June 30, 2007, an increase of 8.5 percent over the past twelve months. Loans increased $137.5 million from June 30, 2006, or 9.7 percent, to $1.6 billion at June 30, 2007. Loan growth since March 31, 2007 was $33.9 million, or 2.2 percent (8.9 percent annualized), a pace relatively consistent over the past twelve month period, but about half the loan growth rate of FY 2006. The majority of second quarter loan growth was derived from a $28.6 million, or 27.9 percent, increase in commercial and industrial (C&I) loans compared to March 31, 2007 ending balances. Construction and commercial real estate lending contributed an additional $4.8 million and $3.5 million, respectively. While they remain the largest components of the bank’s loan portfolio, with construction accounting for 48.7 percent of loans, and commercial real estate accounting for 25.3 percent, construction, in particular, is declining relative to the total mix.

Total deposits at June 30, 2007 were $1.5 billion, an increase of $134.4 million or 9.5 percent from June 30, 2006, and $35.0 million or 2.3 percent (9.2 percent annualized) from March 31, 2007. Time deposits continue to account for the majority of the increase in deposits, growing $125.1 million, or 15.6 percent, over a 12-month period, and $19.7 million, or 2.2 percent (8.7 percent annualized) from the previous quarter-end. Core deposits (noninterest-bearing, demand, savings, and time deposits under $100,000) accounted for 71.5 percent of total deposits at June 30, 2007; they increased $66.3 million, or 6.4 percent, to $1,106.4 million since June 30, 2006, and 2.0 percent (8.0 percent annualized) from the previous quarter-end. However, there was a notable increase in noninterest-bearing deposits since March 31, 2007; these deposits increased $14.3 million, or 9.4 percent (37.5 percent annualized) from March 31, 2007, to $166.6 million at June 30, 2007; non-interest bearing deposits accounted for 15.1 percent of core deposits at June 30, 2007, and contributed approximately 40.8 percent of second quarter 2007 deposit growth.

Asset Quality

Nonperforming assets at June 30, 2007 were $56.0 million, or 2.82 percent of total assets, compared with $34.5 million, or 1.79 percent at March 31, 2007, and $18.1 million, or 0.99 percent, at June 30, 2006. Of these totals, $15.6 million is foreclosed real estate in the second quarter of 2007, up from $4.2 million for the second quarter of 2006, and $4.2 million for the year-ago quarter. Mr. Hunt added, “The problem assets at HomeTown Bank account for nearly half of out total consolidated nonperforming assets and this bank represents 13% of total assets. Our largest nonperforming asset totaling $8.6 million was added in the second quarter of 2007 and is related to a development loan in Forsyth County, Georgia which is currently in the foreclosure process. We are optimistic about successfully resolving this in the third quarter.”

Net charge-offs for the second quarter of 2007 were $1.4 million, or an annualized 0.36 percent of average loans, compared with $565,000 for the first quarter of 2007, or an annualized 0.15 percent, and $607,000, or 0.18 percent (annualized), for the second quarter of 2006. Loan loss reserves at June 30, 2007, were 1.58 percent of total loans compared to 1.64 at March 31, 2007 and 1.09 percent at June 30, 2006.

Stockholders’ equity at June 30, 2007, was $236.3 million, a twelve-month increase of $7.8 million, or 3.4 percent. Stockholders’ equity was 11.9 percent of period-end assets, and capital ratios are well within the range for “well-capitalized” banks. Mr. Hunt concluded, “This has been a long year so far, but the important part of this process is the progress we are making — not only with the identification of problem assets and their resolution — but also with the strengthening of our entire organization.”

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating seven community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, First National Bank of Gwinnett, and Mountain State Bank. As of June 30, 2007, GB&T Bancshares had total assets of $2.0 billion, with 32 banking offices located in 14 Georgia counties. GB&T Bancshares’ common stock is listed on the Nasdaq Global Select Market under the symbol “GBTB.” Visit the Company’s web site at: http://www.gbtbancshares.com for additional information.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements regarding projected growth and profitability, perceived improvement in efficiencies and in internal controls, loan loss reserves, loan portfolio, identification of problem loans, anticipated recovery of principal due to our collateral position, improvement in our credit controls, net interest margin, revenue growth and other statements regarding our future results of operations are “forward-looking statements” within the meaning of the federal securities laws. In addition, when we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “plan”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a continued deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (6) costs or difficulties related to the integration of our businesses may be greater than expected; (7) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (8) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (9) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

GB&T Bancshares Inc.

  CONSOLIDATED FINANCIAL HIGHLIGHTS

  (Unaudited)

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
(Dollars in thousands except per share amounts)	2007	2007	2006	2006	2006

EARNINGS
Net interest income (fully tax equivalent)	$16,953	17,718	18,171	18,397	17,374
Provision for loan loss	$914	911	11,475	1,789	1,274
Other income	$2,778	2,756	2,675	2,764	2,611
Other expense	$14,114	13,863	12,977	12,860	12,578
Net income	$3,103	3,710	(1,925)	4,215	3,954
Non-recurring (income) / expense (after-tax)	$0	0	0	0	0
Operating income	$3,103	3,710	(1,925)	4,215	3,954

PER SHARE DATA
Basic earnings per share	$0.22	0.26	(0.14)	0.30	0.29
Diluted earnings per share	$0.22	0.26	(0.13)	0.30	0.28
Operating diluted earnings per share	$0.22	0.26	(0.13)	0.30	0.28
Book value per share	$16.67	16.67	16.51	16.66	16.41
Tangible book value per share	$10.15	10.14	9.95	10.05	9.74
Cash dividend per share	$0.095	0.090	0.090	0.090	0.090

PERFORMANCE RATIOS
Return on average assets	0.63%	0.79%	-0.40%	0.90%	0.91%
Return on average tangible assets	0.67%	0.83%	-0.42%	0.95%	0.95%
Return on average equity	5.24%	6.40%	-3.22%	7.21%	7.23%
Return on average tangible equity	8.59%	10.56%	-5.29%	12.02%	11.72%
Net interest margin (fully tax equivalent)	3.90%	4.19%	4.23%	4.38%	4.43%
Other expense / Average assets	2.89%	2.94%	2.71%	2.75%	2.88%
Efficiency Ratio	70.85%	66.96%	61.34%	59.84%	62.03%
Other income / Total operating revenue	14.18%	13.54%	12.96%	13.10%	13.11%

MARKET DATA
Market value per share — Period end	$16.70	18.13	22.17	21.05	21.76
Market as a % of book	1.00	1.09	1.34	1.26	1.33
Cash dividend yield	2.28%	1.99%	1.62%	1.71%	1.65%
Common stock dividend payout ratio	43.18%	34.62%	-69.23%	30.00%	32.14%
Period-end common shares outstanding (000)	14,176	14,174	14,132	14,054	13,926
Common stock market capitalization ($Millions)	$236.74	256.97	313.30	295.83	303.03

CAPITAL & LIQUIDITY RATIOS
Period-end equity to assets	11.90%	12.24%	12.28%	12.48%	12.49%
Period-end tangible equity to tangible assets	7.60%	7.82%	7.78%	7.92%	7.81%
Total risk-based capital ratio	N/A	12.09%	12.12%	12.31%	12.26%
Average loans to average deposits	101.00%	101.04%	99.86%	99.18%	100.92%

ASSET QUALITY
Net charge-offs	$1,385	565	3,520	526	607
(Ann.) Net loan charge-offs / Average loans	0.361%	0.152%	0.948%	0.146%	0.178%
Nonaccrual loans	$40,404	30,246	14,790	14,934	13,819
Foreclosed assets	$15,593	4,221	4,673	3,047	4,229
90-day past dues	$12	10	10	12	7
Nonperforming assets / Total assets**	2.82%	1.79%	1.59%	0.96%	0.99%
Allowance for loan losses / Total loans	1.58%	1.64%	1.65%	1.15%	1.09%
Allowance for loan losses / Nonperforming assets**	43.83%	72.58%	81.59%	92.93%	85.63%

END OF PERIOD BALANCES
Total loans, net of unearned fees	$1,558,628	1,524,746	1,497,701	1,457,873	1,421,176
Total assets	$1,985,130	1,931,227	1,900,376	1,876,062	1,829,700
Total deposits	$1,548,414	1,513,444	1,480,168	1,457,237	1,414,029
Total stockholders’ equity	$236,261	236,347	233,338	234,196	228,470
Full-time equivalent employees	499	505	505	497	475

AVERAGE BALANCES
Total loans, net of unearned fees	$1,540,523	1,504,256	1,472,742	1,432,361	1,366,170
Total interest-earning assets	$1,743,596	1,715,447	1,706,123	1,666,388	1,573,013
Total assets	$1,960,447	1,915,556	1,902,510	1,856,968	1,748,798
Total deposits	$1,525,199	1,488,800	1,474,740	1,444,246	1,353,758
Total interest-bearing liabilities	$1,546,234	1,507,626	1,470,151	1,437,952	1,343,727
Total stockholders’ equity	$237,317	235,182	237,313	231,831	219,387

	YTD	YTD
	6/30/2007	6/30/2006
EARNINGS
Net interest income (fully tax equivalent)	$34,671	32,891
Provision for loan loss	$1,825	2,480
Other income	$5,534	5,074
Other expense	$27,977	24,322
Net income	$6,813	7,231
Non-recurring (income)/expense (after-tax)	$0	0
Operating income	$6,813	7,231

PER SHARE DATA
Basic earnings per share	$0.48	0.54
Diluted earnings per share	$0.47	0.53
Operating diluted earnings per share	$0.47	0.53
Book value per share	$16.67	16.41
Tangible book value per share	$10.15	9.74
Cash dividend per share	$0.185	0.175

PERFORMANCE RATIOS
Return on average assets	0.71%	0.87%
Return on average tangible assets	0.74%	0.91%
Return on average equity	5.82%	6.93%
Return on average tangible equity	9.56%	10.81%
Net interest margin (fully tax equivalent)	4.04%	4.39%
Other expense / Average assets	2.91%	2.93%
Efficiency Ratio	68.87%	63.19%
Other income / Total operating revenue	13.86%	13.41%

MARKET DATA
Market value per share — Period end	$16.70	21.76
Market as a % of book	1.00	1.33
Cash dividend yield	2.22%	1.61%
Common stock dividend payout ratio	39.36%	33.02%
Period-end common shares outstanding (000)	14,176	13,926
Common stock market capitalization ($Millions)	$236.74	303.03

CAPITAL & LIQUIDITY RATIOS
Period-end equity to assets	11.90%	12.49%
Period-end tangible equity to tangible assets	7.60%	7.81%
Total risk-based capital ratio	N/A	12.26%
Average loans to average deposits	101.02%	101.18%

ASSET QUALITY
Net charge-offs	$1,950	881
(Ann.) Net loan charge-offs / Average loans	0.258	0.136%
Nonaccrual loans	$40,404	13,819
Foreclosed assets	$15,593	4,229
90-day past dues	$12	7
Nonperforming assets / Total assets**	2.82%	0.99%
Allowance for loan losses / Total loans	1.58%	1.09%
Allowance for loan losses /Nonperforming assets**	43.83%	85.63%

END OF PERIOD BALANCES
Total loans, net of unearned fees	$1,558,628	1,421,176
Total assets	$1,985,130	1,829,700
Total deposits	$1,548,414	1,414,029
Total stockholders’ equity	$236,261	228,470
Full-time equivalent employees	499	475

AVERAGE BALANCES
Total loans, net of unearned fees	$1,522,476	1,305,354
Total interest-earning assets	$1,729,621	1,510,409
Total assets	$1,938,123	1,672,952
Total deposits	$1,507,099	1,290,074
Total interest-bearing liabilities	$1,527,045	1,282,150
Total stockholders’ equity	$236,252	210,315

**Nonperforming assets includes nonaccrual loans, other impaired loans, foreclosed assets and 90-day past dues.

The following table provides a detailed analysis of Non-GAAP measures.

Reconciliation Table	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
(Dollars in thousands)	2007	2007	2006	2006	2006

Book value per share	$16.67	16.67	16.51	16.66	16.41
Effect of intangible assets per share	$(6.52)	(6.53)	(6.56)	(6.61)	(6.67)
Tangible book value per share	$10.15	10.14	9.95	10.05	9.74

Return on average assets	0.63%	0.79%	-0.40%	0.90%	0.91%
Effect of intangible assets	0.04%	0.04%	-0.02%	0.05%	0.04%
Return on average tangible assets	0.67%	0.83%	-0.42%	0.95%	0.95%

Return on average equity	5.24%	6.40%	-3.22%	7.21%	7.23%
Effect of intangible assets	3.35%	4.16%	-2.07%	4.81%	4.49%
Return on average tangible equity	8.59%	10.56%	-5.29%	12.02%	11.72%

Period end equity to assets	11.90%	12.24%	12.28%	12.48%	12.49%
Effect of intangible assets	-4.30%	-4.42%	-4.50%	-4.56%	-4.68%
Period-end tangible equity to tangible assets	7.60%	7.82%	7.78%	7.92%	7.81%

Net interest margin (fully tax equivalent)	3.90%	4.19%	4.23%	4.38%	4.43%
Effect of reversal of interest income	0.15%	0.12%	0.00%	0.00%	0.00%
Adjusted Net interest margin (fully tax equivalent)	4.05%	4.31%	4.23%	4.38%	4.43%

Efficiency Ratio	70.85%	66.96%	61.34%	59.84%	62.03%
Effect of nonrecurring expenses and reversal of interest income	-3.70%	-1.83%	0.00%	0.00%	0.00%
Adjusted Efficiency Ratio	67.15%	65.13%	61.34%	59.84%	62.03%

	YTD	YTD
	6/30/2007	6/30/2006

Book value per share	$16.67	16.41
Effect of intangible assets per share	$(6.52)	(6.67)
Tangible book value per share	$10.15	9.74

Return on average assets	0.71%	0.87%
Effect of intangible assets	0.03%	0.04%
Return on average tangible assets	0.74%	0.91%

Return on average equity	5.82%	6.93%
Effect of intangible assets	3.74%	3.88%
Return on average tangible equity	9.56%	10.81%

Period end equity to assets	11.90%	12.49%
Effect of intangible assets	-4.30%	-4.68%
Period-end tangible equity to tangible assets	7.60%	7.81%

Net interest margin (fully tax equivalent)	4.04%	4.39%
Effect of reversal of interest income	0.13%	0.00%
Adjusted Net interest margin (fully tax equivalent)	4.17%	4.39%

Efficiency Ratio	68.87%	63.19%
Effect of nonrecurring expenses and reversal of interest income	-2.74%	0.00%
Adjusted Efficiency Ratio	66.13%	63.19%

GB&T Bancshares, Inc. and Subsidiaries

Consolidated Statements of Condition

	6/30/2007	6/30/2006
	(Unaudited)	(Unaudited)

Assets (in thousands):
Cash and due from banks	$20,735	$29,632
Interest-bearing deposits in banks	4,965	1,596
Federal funds sold	9,062	10,970
Securities available-for-sale	217,432	198,602
Restricted equity securities, at cost	10,204	10,445

Loans, net of unearned income	1,558,628	1,421,176
Less allowance for loan losses	24,551	15,460
Loans, net	1,534,077	1,405,716

Premises and equipment, net	40,987	42,641
Goodwill	87,116	86,688
Intangible assets	5,204	6,152
Other assets	55,348	37,258
Total assets	$1,985,130	$1,829,700

Liabilities and Stockholders’ Equity (in thousands):
Deposits:
Noninterest-bearing	$166,570	$168,772
Interest-bearing demand & savings	453,307	441,823
Time deposits	928,537	803,434
Total deposits	1,548,414	1,414,029
Federal funds purchased and securities sold under repurchase agreements	44,551	29,364
Federal Home Loan Bank advances	105,323	110,723
Other borrowings	719	543
Other liabilities	19,964	16,673
Subordinated debt	29,898	29,898
Total liabilities	1,748,869	1,601,230

Stockholders’ equity:
Capital stock	186,972	184,244
Retained earnings	52,339	48,378
Accumulated other comprehensive loss	(3,050)	(4,152)
Total stockholders’ equity	236,261	228,470
Total liabilities and stockholders’ equity	$1,985,130	$1,829,700

GB&T Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(Dollars in thousands, except per share amounts)

Interest income:

Loans, including fees	$32,441	$28,529	$64,598	$53,061
Taxable securities	2,271	1,978	4,579	3,890
Nontaxable securities	310	133	571	250
Federal funds sold	107	97	215	196
Interest-bearing deposits in banks	38	37	64	45
Total interest income	35,167	30,774	70,027	57,442

Interest expense:

Deposits	15,993	11,523	31,124	20,955
Federal funds purchased and securities sold under repurchase agreements	397	304	790	528
Federal Home Loan Bank advances	1,323	989	2,422	1,952
Other borrowings	647	647	1,289	1,234
Total interest expense	18,360	13,463	35,625	24,669

Net interest income	16,807	17,311	34,402	32,773

Provision for loan losses	914	1,274	1,825	2,480
Net interest income after provision for loan losses	15,893	16,037	32,577	30,293

Other income:

Service charges on deposit accounts	1,758	1,605	3,245	3,126
Mortgage origination fees	536	616	1,250	1,141
Insurance commissions	4	5	4	7
Gain on sale of securities	—	—	—	—
Other operating income	480	385	1,035	800
Total other income	2,778	2,611	5,534	5,074

Other expense:

Salaries and employee benefits	8,162	7,461	16,400	14,641
Net occupancy and equipment expense	1,851	1,710	3,753	3,339
Other operating expenses	4,101	3,407	7,824	6,342
Total other expense	14,114	12,578	27,977	24,322

Income before income taxes	4,557	6,070	10,134	11,045

Income tax expense	1,454	2,116	3,321	3,814
Net income	$3,103	$3,954	$6,813	$7,231

Earnings per share:

Basic	$0.22	$0.29	$0.48	$0.54
Diluted	$0.22	$0.28	$0.47	$0.53

Weighted average shares:

Basic	14,175	13,666	14,167	13,263
Diluted	14,343	14,000	14,357	13,563

Cash dividends per common share	$0.095	$0.090	$0.185	$0.175

GB&T Bancshares, Inc.

Yield Analysis — June 30, 2007

(Dollars in thousands)

	For the Six Months Ended June 30, 2007			For the Three Months Ended June 30, 2007
	Average		Yields/	Average		Yields/
	balances	Interest	Rates	balances	Interest	Rates

Assets
Interest earning assets:
Taxable securities	$201,817	$4,579	4.58%	$201,519	$2,271	4.52%
Nontaxable securities*	26,805	840	6.32%	28,782	456	6.35%
Federal funds sold	8,439	215	5.14%	8,240	107	5.21%
Interest bearing deposits in banks	2,845	64	4.54%	3,879	38	3.93%
Loans, net of unearned income	1,489,715	64,598	8.74%	1,501,176	32,441	8.67%
Total interest earning assets	$1,729,621	$70,296	8.20%	$1,743,596	$35,313	8.12%

Noninterest earning assets:

Unrealized gains (losses) on securities	(2,510)			(2,382)
Allowance for loan losses	(25,208)			(25,460)
Nonaccrual loans	32,760			39,347
Cash and due from banks	23,532			22,947
Other assets	179,928			182,399
Total noninterest earning assets	208,502			216,851
Total assets	$1,938,123			$1,960,447

Liabilities & Shareholders’ Equity
Interest bearing liabilities:

Interest bearing demand & savings	$448,502	7,230	3.25%	$450,156	3,695	3.29%
Time	904,765	23,894	5.33%	919,948	12,298	5.36%
Borrowings	173,778	4,501	5.22%	176,130	2,367	5.39%
Total interest bearing liabilities	1,527,045	35,625	4.70%	1,546,234	18,360	4.76%

Noninterest bearing liabilities & shareholders’ equity:

Noninterest bearing deposits	153,832			155,095
Other liabilities	20,994			21,801
Shareholders’ equity	236,252			237,317
Total liabilities & shareholders’ equity	$1,938,123			$1,960,447

Interest rate differential			3.50%			3.36%
Net interest income*		34,671			16,953
Net interest margin*			4.04%			3.90%

*fully tax equivalent

CONTACT:	GB&T Bancshares, Inc.Gregory L. Hamby, EVP and CFO
(678) 450-3473
ghamby@gbt.comW. Michael Banks, Senior Vice President
(678) 450-3480
mbanks@gbt.com

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